Exhibit 99.1

Kaiser Aluminum Corporation Reports

Fourth Quarter and Full Year 2021 Financial Results

Full Year 2021 Highlights:

o	Net Sales $2.6 Billion; Value Added Revenue $1.1 Billion
o	Net Loss $19 Million; Net Loss per Diluted Share $1.17
o	Adjusted Net Income $39 Million; Adjusted Earnings per Diluted Share $2.40
o	Adjusted EBITDA $193 Million; Adjusted EBITDA Margin 17.3%
o	Supply Chain Disruptions, Labor Constraints, Higher Input Costs Impacted Results
o	Completed Strategic Acquisition of the Warrick Rolling Mill; Re-entered the N.A. Packaging Market
o	Successfully Completed Multi-year Contracts and Extensions with Key Strategic Customers
o	Increased Quarterly Dividend 7.5% to $0.72/share in 2021; Increased 7.0% to $0.77/share in 2022

FOOTHILL RANCH, Calif., February 23, 2022 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications, today announced fourth quarter and full year 2021 results.

“This past year was transformational for the company, although one with a unique set of operational challenges,” said Keith A. Harvey, President and Chief Executive Officer. “As we look ahead, we are confident in the processes and countermeasures we have put in place to address the significant challenges experienced in 2021, setting the stage for stronger performance in 2022.  We also achieved a number of major milestones that served to strengthen the strategic positioning of our company as we continue to manage our business for long-term growth and profitability, including our strategic acquisition of the Warrick rolling mill, providing non-cyclic end market diversification of our portfolio and re-entry into the resurging North American aluminum packaging market. With confidence in the continued strength of our markets and the expected long-term growth in our businesses, along with our commitment to continue creating value for our shareholders, in early 2022 we increased our quarterly dividend 7.0% to $0.77 per share, an incremental increase from the 7.5% increase in early 2021.”

2021 Management Summary

Demand across the company’s end markets was mixed creating inefficiencies as the company adjusted to changing market conditions. While demand for general engineering and packaging applications remained strong, demand for automotive applications was muted throughout the year due to continued semiconductor chip shortages that significantly limited North American auto production. Recovery in demand for commercial aerospace applications continued to progress as anticipated but remained pressured, while demand for business jet and defense related applications remained strong. The company’s financial results for the full year 2021 reflected the impact of the demand environment, combined with rapidly rising costs, significant supply chain issues, labor constraints, continued market disruptions related to COVID-19, the declaration of force majeure by one of the company’s largest magnesium suppliers, and the complex integration of the Warrick acquisition.

The company’s commercial teams have been successful passing through price increases and instituting contained metals and commodity surcharges to offset the majority of higher materials costs. Operating efficiencies across all facilities have begun to improve and the supply chain issues experienced during most of the year have either been mitigated, resolved or addressed, with the exception of challenges the company continues to work through with its major magnesium supplier and metal supply to its Warrick facility.

2022 Outlook

The company is well-positioned for continued long-term growth with a diversified portfolio and strong secular growth trends in each of its served end markets. Notwithstanding near-term challenges, the fundamentals of aerospace, automotive and general engineering end markets are solid, and the company expects to deliver significant margin expansion to further enhance long-term profitability for the packaging business. The company remains confident around the timing of the recovery in commercial aerospace, and is optimistic that as semiconductor chip shortages are alleviated, automotive production will ramp back up and program launches will resume. The company also expects costs and operating efficiencies will continue to improve as its magnesium supply chain challenges and Warrick’s metal supply issues are resolved.

For the full year 2022, the company anticipates total value added revenue to be up 20% to 25% year-over-year due to further strengthening in demand for its products across all major markets and the benefit of a full year of the packaging operations. Consolidated adjusted EBITDA margin is expected to improve to 17% to 20% for the full year 2022, strengthening through the year, as supply chain issues are resolved, operations and efficiencies improve, costs normalize and the Warrick integration process is completed.

The company’s capital investment plans remain focused on supporting demand growth through capacity expansion, sustaining its operations, enhancing product quality and increasing operating efficiencies. The company anticipates total capital investment in 2022 will be approximately $200 million, of which approximately 60% is focused on growth initiatives, primarily reflecting investment in the new roll coat line at the Warrick facility.

Fourth Quarter and Full Year 2021 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			December 31,
	4Q21	3Q21	4Q20	2021	2020
Shipments (millions of lbs.)	333	315	119	1,122	502

Net sales	$806	$751	$272	$2,622	$1,173
Less hedged cost of alloyed metal[1]	(490)	(445)	(121)	(1,511)	(476)
Value added revenue	$316	$305	$152	$1,111	$697

Realized price per pound ($/lb.)
Net sales	$2.42	$2.38	$2.28	$2.34	$2.33
Less hedged cost of alloyed metal	(1.47)	(1.41)	(1.01)	(1.35)	(0.94)
Value added revenue	$0.95	$0.97	$1.27	$0.99	$1.39

As reported
Operating income	$17	$20	$19	$64	$81
Net income (loss)	$2	$(2)	$6	$(19)	$29
Net income (loss) per share, diluted[2]	$0.11	$(0.14)	$0.37	$(1.17)	$1.81

Adjusted[3]
Operating income	$19	$26	$15	$101	$102
EBITDA[4]	$46	$50	$29	$193	$154
EBITDA margin[5]	14.5%	16.5%	18.8%	17.3%	22.1%
Net income	$3	$9	$6	$39	$48
EPS, diluted[2]	$0.20	$0.57	$0.35	$2.40	$3.01

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]	Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Fourth Quarter 2021

Net sales for the fourth quarter 2021 increased to $806 million compared to $272 million in the prior year period, reflecting a 179% increase in shipments and a 6% increase in average selling price per pound. The increase in average selling price reflected an approximately 25% decrease in value added revenue per pound and a 46% increase in underlying contained metal costs.

Value added revenue for the fourth quarter 2021 increased 109% to $316 million from $152 million in the prior year period primarily reflecting $131 million of value added revenue from the company’s packaging business. Value added revenue for the company’s aerospace/high strength applications increased 29% to $82 million on a 36% increase in shipments compared to the prior year period. The increase in shipments reflects continued strength in demand for defense and business jet applications and improving demand for commercial aerospace as airline travel continues to recover. Value added revenue for automotive extrusions decreased 11% to $23 million on an 8% decrease in shipments driven by the shortage of semiconductor chips that impacted North American production levels. Value added revenue for general engineering applications increased approximately 20% to $73 million on a 19% increase in shipments reflecting continued strength in underlying demand and restocking in the service center supply chain.

Adjusted EBITDA of $46 million in the fourth quarter 2021 increased $17 million compared to the prior year period. Adjusted EBITDA in the fourth quarter 2021 reflected the addition of the company’s packaging business and improvement in aerospace/high strength and general engineering applications, partially offset by higher costs related to magnesium and metal supply chain issues. Adjusted EBITDA as a percentage of value added revenue was 14.5% in the fourth quarter 2021 as compared to 18.8% in the prior year period.

Reported operating income for the fourth quarter 2021 was approximately $17 million. Adjusting for approximately $2 million of non-run-rate charges, including $2 million of Warrick related integration costs, operating income for the fourth quarter 2021 was approximately $19 million, compared to $15 million in the prior year quarter. In addition, adjusted operating income in the fourth quarter 2021 reflected approximately $12 million of depreciation expense and $2 million of amortization expense primarily resulting from purchase accounting adjustments related to the acquisition of the Warrick rolling mill.

Reported net income for the fourth quarter 2021 was $2 million, or $0.11 per diluted share, compared to a net income and diluted earnings per share of $6.0 million and $0.37, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $3 million or $0.20 per diluted share for the fourth quarter 2021, compared to adjusted net income of $6 million or $0.35 per diluted share for the fourth quarter 2020.

Full Year 2021

Net sales for the full year 2021 were $2.6 billion compared to $1.2 billion in the prior period, reflecting a 123% increase in shipments at an equivalent average selling price per pound. The average selling price reflected an approximately 29% decrease in value added revenue per pound and a 44% increase in underlying contained metal costs.

Value added revenue for the full year 2021 increased 59% to $1.1 billion from $697 million in the prior year period, of which $389 million was related to the packaging business acquired at the end of the first quarter 2021, in addition to the continued improvement in the company’s general engineering and automotive applications. Value added revenue for the company’s aerospace/high strength applications decreased 15% to $315 million on a 7% decrease in shipments reflecting the continued impact of the COVID-19 pandemic on commercial aerospace demand, while demand for business jet and defense applications remained strong. Value added revenue for automotive extrusions increased 16% to $97 million, reflecting a 12% increase in shipments primarily reflecting recovery from the COVID-19 pandemic related automotive supply chain shut downs during the second quarter 2020. Value added revenue for general engineering applications increased approximately 25% to $297 million on a 27% increase in shipments reflecting solid underlying demand, service center restocking and reshoring.

Adjusted EBITDA of $193 million in the full year 2021 increased $39 million compared to the prior year period, which reflected results from a record first quarter 2020 and the benefit of the additional $15 million related to modifications to 2020 customer declarations under multi-year contracts. Adjusted EBITDA for the full year 2021 reflected the benefit of the acquired packaging business in addition to improvement in the company’s automotive and general engineering applications, partially offset by $27 million of higher costs related to supply chain issues, labor and training, inflation and integration costs. Adjusted EBITDA as a percentage of value added revenue was 17.3% for the full year 2021, as compared to 22.1% in the prior year period.

Reported operating income for full year 2021 was approximately $64 million. Adjusting for approximately $37 million of non-run-rate charges, including $17 million of Warrick related integration costs and $5 million of non-cash benefits predominately associated with one-time purchase accounting adjustments related to hedging and LIFO inventory adjustments, operating income for the full year 2021 was approximately $101 million, compared to $102 million in the prior year period. In addition, adjusted operating income in the full year 2021 reflected approximately $37 million of higher depreciation and amortization expense, comprising of approximately $6 million of purchase accounting related amortization and approximately $31 million of depreciation expense related to the acquisition of the Warrick rolling mill.

Net loss for the full year 2021 was $19 million, or $1.17 loss per diluted share, compared to a net income and income per diluted share of $29 million and $1.81, respectively, for the prior year period. Excluding the impact of non-run-rate items, and the after-tax impact of $36 million associated with the company’s senior note refinancing, adjusted net income was $39 million or $2.40 per diluted share for the full year 2021, compared to adjusted net income of $48 million or $3.01 per diluted share for the prior year period.

Cash Flow and Liquidity

Adjusted EBITDA of $193 million reported for the full year 2021 funded approximately $58 million of capital investments, $49 million of interest payments, $6 million of cash taxes, a $32 million increase in working capital and $47 million of cash returned to shareholders through quarterly dividends. In addition, beginning of the year cash balances funded the $609 million required to fund the acquisition of the Warrick rolling mill and $28 million of related professional and legal fees.

As of December 31, 2021, the company had cash and cash equivalents of approximately $303 million, and borrowing availability under the company's revolving credit facility of approximately $367 million, providing total liquidity of $670 million. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 24, 2022, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter 2021 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 697-5978, and accessed internationally at (630) 691-2750. The conference call ID number is 8088593. A link to the simultaneous webcast can be accessed on the company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-

rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality, reshoring, supply interruptions, including the most recent disruptions resulting from the supply demand imbalances in the magnesium and silicon markets, and other conditions that impact demand drivers in the aerospace/high strength, automotive, general engineering, packaging and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies continue to drive innovative solutions and further advance its capabilities, (j) the completion of the audit of the Company’s financial statements for the year ended December 31, 2021 and (k) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including, when filed, the Company's Form 10-K for the year ended December 31, 2021. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED (LOSS) INCOME (1)

	Year Ended December 31,
	2021	2020
	(In millions of dollars, except share and per share amounts)
Net sales	$2,622.0	$1,172.7
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	2,348.1	941.3
Depreciation and amortization	91.5	52.2
Selling, general, administrative, research and development	118.8	91.2
Restructuring (benefit) costs	(0.8)	7.5
Other operating charges (income), net	—	(0.6)
Total costs and expenses	2,557.6	1,091.6
Operating income	64.4	81.1
Other expense:
Interest expense	(49.5)	(40.9)
Other expense, net	(38.9)	(1.4)
(Loss) income before income taxes	(24.0)	38.8
Income tax benefit (provision)	5.5	(10.0)
Net (loss) income	$(18.5)	$28.8
Net (loss) income per common share:
Basic	$(1.17)	$1.82
Diluted[2]	$(1.17)	$1.81
Weighted-average number of common shares outstanding (in thousands):
Basic	15,836	15,802
Diluted[2]	15,836	15,913

[1]	Please refer to the Company's Form 10-K for the year ended December 31, 2021 for detail regarding the items in the table.
[2]	Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (1)

	As of December 31,
	2021	2020
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$303.2	$780.3
Receivables:
Trade receivables, net	332.7	112.8
Other	53.0	11.6
Contract assets	63.2	36.1
Inventories	404.6	152.0
Prepaid expenses and other current assets	48.7	28.6
Total current assets	1,205.4	1,121.4
Property, plant and equipment, net	955.2	627.2
Operating lease assets	46.2	26.5
Deferred tax assets, net	3.4	—
Intangible assets, net	67.7	26.7
Goodwill	39.3	18.8
Other assets	105.2	44.1
Total	$2,422.4	$1,864.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$351.4	$86.1
Accrued salaries, wages and related expenses	46.9	30.8
Other accrued liabilities	58.4	41.4
Total current liabilities	456.7	158.3
Long-term portion of operating lease liabilities	40.8	25.6
Pension and other postretirement benefits	92.5	1.3
Net liabilities of Salaried VEBA	20.6	17.8
Deferred tax liabilities	10.5	13.9
Long-term liabilities	72.5	77.3
Long-term debt	1,036.3	838.1
Total liabilities	1,729.9	1,132.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2021 and December 31, 2020; no shares were issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2021 and December 31, 2020; 22,700,404 shares issued and 15,865,118 shares outstanding at December 31, 2021; 22,647,455 shares issued and 15,812,169 shares outstanding at December 31, 2020	0.2	0.2
Additional paid in capital	1,078.9	1,068.6
Retained earnings	93.0	158.2
Treasury stock, at cost, 6,835,286 shares at both December 31, 2021 and December 31, 2020	(475.9)	(475.9)
Accumulated other comprehensive loss	(3.7)	(18.7)
Total stockholders' equity	692.5	732.4
Total	$2,422.4	$1,864.7

[1]	Please refer to the Company's Form 10-K for the year ended December 31, 2021 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP net income (loss)	$1.7	$5.9	$(18.5)	$28.8
Interest expense	12.3	12.2	49.5	40.9
Other expense, net	0.7	0.6	38.9	1.4
Income tax provision (benefit)	1.9	(0.2)	(5.5)	10.0
GAAP operating income	16.6	18.5	64.4	81.1
Mark-to-market (gain) loss[1]	(0.7)	(1.5)	1.4	(2.6)
Restructuring costs (benefits)	—	(4.9)	(0.8)	7.5
Acquisition costs[2]	5.8	4.2	28.0	5.5
Other operating NRR (gain) loss[3,4]	(3.0)	(0.9)	8.1	10.1
Operating income, excluding operating NRR items	18.7	15.4	101.1	101.6
Depreciation and amortization	27.3	13.1	91.5	52.2
Adjusted EBITDA[5]	$46.0	$28.5	$192.6	$153.8

GAAP net income (loss)	$1.7	$5.9	$(18.5)	$28.8
Operating NRR Items	2.1	(3.1)	36.7	20.5
Non-operating NRR Items[6]	0.6	1.2	38.1	4.7
Tax impact of above NRR Items	(1.2)	1.6	(17.7)	(6.2)
Adjusted net income	$3.2	$5.6	$38.6	$47.8

Net income (loss) per share, diluted[7]	$0.11	$0.37	$(1.17)	$1.81
Adjusted earnings per diluted share[7]	$0.20	$0.35	$2.40	$3.01

[1]

Mark-to-market (gain) loss on derivative instruments for 2021 and 2020 represents: (i) the reversal of mark-to-market (gain) loss on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above; (ii) (gain) loss on non-designated commodity hedges; and (iii) reclassifications out of Accumulated other comprehensive loss due to forecasted transactions no longer probable of occurring. Adjusted EBITDA reflects the realized (gain) loss of such settlements.

[2]	Acquisition costs are non-run-rate acquisition-related transaction costs, which include professional fees, as well non-cash hedging charges recorded in connection with our Warrick acquisition.
[3]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4]	Other operating NRR items primarily represent the impact of adjustments to plant-level LIFO, impairment loss, environmental expenses and workers' compensation cost due to discounting.
[5]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6]	Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges.
[7]	Diluted shares for EPS are calculated using the treasury stock method.